CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

                                       OF

                              TRUST LICENSING, INC.


Trust Licensing, Inc. (hereinafter called the "corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

         1. The name of the corporation is Trust Licensing, Inc.

         2. The certificate of incorporation of the corporation is hereby amended by striking out Article First thereof and by substituting in lieu of said Article First the following new Article First:

          The name of the corporation is: Connected Media Technologies, Inc.

         3. The amendment of the certificate of incorporation herein certified has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.


Executed on this 17th day of May, 2005.


                               /s/ Jeffrey W. Sass
                               Name: Jeffrey W. Sass
                               Title: Executive Chief Officer


State of Delaware
Secretary of State
Division of Corporations
Filed 5/17/2005
SRV 050405100 -2215934 FILE

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